UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PAN AMERICAN GOLDFIELDS LTD.

(Exact name of registrant as specified in its charter)

Delaware	84-1431797
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Mountain View Center 12303 Airport Way Suite 200 Broomfield, CO	80021
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective to General Instruction A.(c), check the following box.   ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective to General Instruction A.(d), check the following box.   ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of class)

EXPLANATORY NOTE

This Form 8-A is being filed as a result of the reincorporation of Pan American Goldfields Ltd. (formerly known as Mexoro Minerals Ltd.), a Colorado corporation (“Pan American Colorado”) with and into its wholly-owned subsidiary, Pan American Goldfields Ltd., a Delaware corporation (“Pan American Delaware”) for the purpose of changing Pan American Colorado’s state of incorporation from Colorado to Delaware (the “Reincorporation”). The Reincorporation was accomplished pursuant to an Agreement and Plan of Merger, dated July 2, 2010 (the “Merger Agreement”), which was approved by Pan American Colorado’s shareholders at the 2010 Annual Meeting held on May 24, 2010.

As a result of the Reincorporation and pursuant to the Merger Agreement, each share of Pan American Colorado common stock was converted into one share of Pan American Delaware common stock.  All options, warrants, purchase rights or other securities of Pan American Colorado outstanding at the time of the Reincorporation entitling the holders thereof to receive shares of Pan American Colorado common stock upon exercise now represent the right to receive an identical number of shares of Pan American Delaware common stock.  Each certificate representing shares of common stock of Pan American Colorado now represents the same number of shares of common stock of Pan American Delaware.  Pan American Delaware common stock will continue to trade on the OTC Bulletin Board (the “OTCBB”) under the symbol “MXOM” and we expect that the OTCBB will update Pan American Delaware’s stock symbol on or about July 9, 2010.  The Reincorporation did not result in any change in the business, management, fiscal year, office locations, assets, liabilities, or employees of Pan American Colorado, and the officers and directors of Pan American Colorado are now the officers and directors of Pan American Delaware.

As a result of the Reincorporation, Pan American Delaware is the successor issuer to Pan American Colorado and succeeds to the attributes of Pan American Colorado as the registrant in filings made under the Securities and Exchange Act of 1934 (the “Exchange Act”).  Pan American Delaware common stock is deemed to be registered under Section 12(g) of the Exchange Act, and Pan American Delaware is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and will file reports and other information with the Securities and Exchange Commission (the “SEC”).  The foregoing description of the Merger Agreement is intended to be a summary and is qualified in its entirety by reference to such agreement, a copy of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 6, 2010, and is hereby incorporated herein by reference.

Pursuant to the Reincorporation, our Board of Directors and shareholders adopted the Certificate of Incorporation (the “Delaware Certificate”) and the Bylaws (the “Delaware Bylaws”) of Pan American Delaware, each which became effective concurrently with the effectiveness of the Reincorporation. The Delaware Certificate and Delaware Bylaws supersede the Articles of Incorporation and Bylaws of Pan American Colorado.  The Delaware Certificate and the Delaware Bylaws were adopted in order to reflect the Reincorporation in the State of Delaware and to implement provisions deemed by our Board of Directors to be in the best interests of the company and our shareholders.

Item 1.	Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.01 par value per share.

Common Stock

As of July 1, 2010, there were 54,003,826 shares of our common stock issued and outstanding. The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, including the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, declared from time to time by our Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities to creditors and the liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under our Delaware Certificate, our Board of Directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon any wholly unissued series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and any liquidation preferences, and to establish from time to time the number of shares constituting any such series or any of them. The issuance of preferred stock may result in one or more of the following:

•

decreasing the market price of our common stock;

•

restricting dividends on our common stock;

•

diluting the voting power of our common stock;

•

impairing the liquidation rights of our common stock; or

•

delaying or preventing a change in control of us without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Delaware Law

Delaware law regulates acquisitions of some Delaware corporations by prohibiting, with some exceptions, a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date a person becomes an interested stockholder, the Board of Directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder;

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upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors or officers of the corporation and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the Board of Directors of the corporation approved the business combination and the stockholders of the corporation, other than the interested stockholder, authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Under Delaware law, a “business combination” is defined to include any of the following:

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any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;

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any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets involving the interested stockholder;

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in general, any transaction that results in the issuance or transfer by the corporation of any of its stock of any class or series to the interested stockholder;

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any transaction involving the corporation that has the effect of increasing the proportionate share of its stock of any class or series owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Under Delaware law, an “interested stockholder” is defined as:

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any person who owns 15% or more of a corporation’s outstanding voting stock;

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any person associated or affiliated with the corporation, who owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock; or

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the affiliates and associates of any such person.

These rules could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our Board of Directors, such as takeover attempts that might result in a premium over the market price of our common stock.

Delaware Certificate and Delaware Bylaws

Our Delaware Certificate and Delaware Bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, including, but not limited to the following:

•

our Delaware Bylaws allow the authorized number of directors to be changed only by resolution of our Board of Directors;

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our Delaware Bylaws provide that our stockholders may only remove our directors for cause;

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our Delaware Certificate establishes a classified Board of Directors, such that not all members of the Board of Directors may be elected at one time;

•

our Delaware Certificate authorizes our Board of Directors to issue without stockholder approval up to 200,000,000 shares of common stock, that, if issued, would dilute our stock ownership and could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our Board of Directors;

•

our Delaware Certificate authorizes our Board of Directors to issue without stockholder approval up to 20,000,000 shares of preferred stock, the rights of which will be determined at the discretion of the Board of Directors that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our Board of Directors;

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our Delaware Certificate requires that stockholder actions must be effected at a duly called stockholder meeting or by unanimous written consent;

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our Delaware Bylaws establish advance notice requirements for stockholder nominations to our Board of Directors or for stockholder proposals that can be acted on at stockholder meetings; and

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our Delaware Certificate limits who may call stockholder meetings.

These and other provisions contained in our Delaware Certificate and Delaware Bylaws could delay or discourage transactions involving an actual or potential change in control of us or our management, including transactions in which our stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock. In addition to the approval of the holders of any particular class or series of the capital stock required by law, our Delaware Certificate and Delaware Bylaws provide that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions relating to the number, term, election and removal of our directors, the filling of our board vacancies, stockholder notice procedures, the calling of special meetings of stockholders and the indemnification of directors.

Transfer Agent and Registrar

Corporate Stock Transfer is the transfer agent and registrar for our common stock.

Listing

Our common stock is quoted on the OTCBB under the symbol “MXOM”.  The foregoing description of our common stock and preferred stock does not purport to be complete and is qualified in its entirety by reference to our Delaware Certificate and Delaware Bylaws, copies of which are filed as exhibits to our Current Report on Form 8-K filed with the SEC on July 6, 2010, and are hereby incorporated herein by reference.

Item 2.	Exhibits.

The following exhibits to this Registration Statement on Form 8-A are incorporated by reference from the documents specified, which have been filed with the SEC.

Exhibit No.	Description

2.1

Agreement and Plan of Merger dated July 2, 2010, by and between Pan American Goldfields Ltd. (formerly known as Mexoro Minerals Ltd.), a Colorado corporation, and Pan American Goldfields Ltd., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2010).

3.1	Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2010).

3.2	Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 6, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PAN AMERICAN GOLDFIELDS LTD.

Date: July 6, 2010	By:	/s/ George Young
George Young President